Certain confidential portions of this Exhibit were omitted by means of blackout of the text (the "Mark"). This Exhibit has been filed separately with the Secretary of the Commission without the Mark pursuant to the Company's Application Requesting Confidential Treatment under Rule 406 under the Securities Act.

                                                                  EXHIBIT 10.12

                                SUPPLY AGREEMENT

                                     between

                          ANTHRA PHARMACEUTICALS, INC.

                                       and

                               GENCHEM PHARMA LTD.

                         DATED AS OF SEPTEMBER 11, 1997

                                TABLE OF CONTENTS

                                                                       Page
                                                                       ----

ARTICLE I
DEFINITIONS.............................................................  1

ARTICLE II
SUPPLY OF VALIDATION BATCHES............................................  4
      2.1   Supply......................................................  4
      2.2   Schedule....................................................  4
      2.3   Storage.....................................................  4
      2.4   Delivery....................................................  4
      2.5   Warranty....................................................  4
      2.6   Rejection...................................................  4

ARTICLE III
FILINGS AND STUDIES.....................................................  5
      3.1   Drug Master File............................................  5
      3.2   Rights of Reference.........................................  5
      3.3   Studies.....................................................  6
      3.4   Methods Validation..........................................  6

ARTICLE IV
COMMERCIAL SUPPLY OF AD32...............................................  6
      4.1   Commercial Supply...........................................  6
      4.2   Forecast and Firm Orders....................................  6
      4.3   Delivery....................................................  7
      4.4   Schedule....................................................  8
      4.5   Delay and Failure to Supply.................................  8
      4.6   Rejection...................................................  8
      4.7   Warranty....................................................  9
      4.8   Covenant....................................................  9

ARTICLE V
PAYMENTS................................................................  9
      5.1   Price of Validation Batches.................................  9
      5.2   Price of Commercial Supply.................................. 10
      5.3   Other Payments.............................................. 10

ARTICLE VI
REGULATORY MATTERS; RECORDS............................................. 11
      6.1   Health Registrations........................................ 11
      6.2   Regulatory Assistance for Maintaining Filing................ 11
      6.3   Sicor Approvals............................................. 11
      6.4   Records and Inspection...................................... 11
      6.5   Retention of Samples........................................ 12
      6.6   Complaints or Adverse Experiences........................... 12
      6.7   Debarment................................................... 13

                                                                       Page
                                                                       ----

ARTICLE VII
QUALITY CONTROL......................................................... 13
      7.1   Facility Compliance and Related Matters..................... 13
      7.2   Specifications Amendments................................... 13
      7.3   Quality Control Program..................................... 14
      7.4   Approval for Manufacturing Changes; Third Party
            Manufacturing............................................... 14
      7.5   Standards................................................... 14
      7.6   Production Samples.......................................... 14
      7.7   Batch Failure............................................... 14
      7.8   Notification of Inspections................................. 15
      7.9   Inspection by Anthra........................................ 15
      7.10  Environmental and Other Laws and Regulations................ 15

ARTICLE VIII
INTELLECTUAL PROPERTY RIGHTS............................................ 16

ARTICLE IX
TERM AND TERMINATION.................................................... 16
      9.1   Term........................................................ 16
      9.2   Termination for Material Default............................ 16
      9.3   Effect of Termination....................................... 17
      9.4   No Waiver................................................... 17

ARTICLE X
FORCE MAJEURE........................................................... 17

ARTICLE XI
INDEMNIFICATION AND INSURANCE........................................... 18
      11.1  Genchem Pharma's Indemnification Obligation................. 18
      11.2  Anthra's Indemnification Obligation......................... 18
      11.3  Notice of Suit.............................................. 18
      11.4  Insurance................................................... 18
      11.5  Notice of Claims............................................ 19

ARTICLE XII
CONFIDENTIALITY......................................................... 19
      12.1   Confidentiality............................................ 19
      12.2   No Publicity............................................... 20

                                                                       Page
                                                                       ----

ARTICLE XIII
MISCELLANEOUS........................................................... 21
      13.1   Trademarks and Trade Names................................. 21
      13.2   Assignment................................................. 21
      13.3   Governing Law.............................................. 21
      13.4   Waiver..................................................... 21
      13.5   Independent Relationship................................... 21
      13.6   Export Control............................................. 22
      13.7   Entire Agreement; Amendment................................ 22
      13.8   Notices.................................................... 22
      13.9   Severability............................................... 23
      13.10  Arbitration................................................ 23
      13.11  Counterparts............................................... 24

Exhibit A............................................................... 25

Exhibit B............................................................... 26

                                SUPPLY AGREEMENT

      THIS AGREEMENT, effective as of the 11th day of September, 1997, between Genchem Pharma Ltd., a company organized under the laws of Delaware, with its principal offices at 9360 Towne Centre Drive, San Diego, California 92121 (hereafter called "Genchem Pharma"), and Anthra Pharmaceuticals, Inc., a corporation organized under the laws of State of Delaware, with its principal offices at 19 Carson Road, Princeton, N.J. 08540 U.S.A. (hereafter called "Anthra").

                                     PURPOSE

      WHEREAS, Genchem Pharma desires to supply to Anthra certain validation batches of AD32 (as hereinafter defined) manufactured by Sicor S.p.A., a company organized under the laws of Italy, with its principal offices at Via Senato 19, Milan, Italy (hereafter called "Sicor"), has caused Sicor to file a Drug Master File (as hereinafter defined) with respect to AD32, and desires to provide certain other support to Anthra in connection with its filing of an NDA (as hereinafter defined) for AD32, all on the terms and conditions set forth below;

      WHEREAS, Genchem Pharma desires to manufacture and supply to Anthra AD32 manufactured by Sicor in commercial quantities for use by Anthra in the manufacture of the Product (as hereinafter defined), after the requisite regulatory approvals for marketing and sale of the Product have been obtained;

      WHEREAS, Anthra desires to purchase such validation batches of AD32 from Genchem Pharma, to have Genchem Pharma provide such support, and to purchase commercial quantities of AD32 from Genchem Pharma after the requisite regulatory approvals for marketing and sale of the Product have been obtained, all on the terms and conditions set forth below;

      NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

      1.1 The term "AD32" shall mean N-Trifluoroacetyl-adriamycin-14 valerate, a doxorubicin derivative, in bulk form suitable for use in preparation of finished dosage form.


*** CONFIDENTIAL TREATMENT REQUESTED.

      1.2 The term "Affiliate" shall mean any individual or entity directly or indirectly controlling, controlled by or under common control with, a party to this Agreement. For purposes hereof, the direct or indirect ownership of over fifty percent (50%) of the outstanding voting securities of an entity, or the right to receive over fifty percent (50%) of the profits or earnings of an entity shall be deemed to constitute control. Such other relationship as in fact results in actual control over the management, business and affairs of an entity shall also be deemed to constitute control.

      1.3 The term "CMC" shall mean the chemistry, manufacturing, and controls section(s) and data contained in the Health Registrations (and, in the case of the United States, the IND) which cover the chemical composition of AD32 and/or the Product and its components and the control and manufacturing process for AD32 and the Product, including any Drug Master File referenced therein.

      1.4 The term "Drug Master File" shall have the meaning set forth in
Section 3.1 hereof.

      1.5 The term "FDA" shall mean the U.S. Food and Drug Administration.

      1.6 The term "Health Registrations" shall mean the technical, medical and scientific licenses, registrations, authorizations and/or approvals of the Product (including the prerequisite manufacturing approvals or authorizations related thereto) that are required or deemed necessary by any national, supra-national (e.g., the European Commission or the Council or the European Union), regional, state or local regulatory agency, department, bureau or other governmental entity in the Territory, as necessary for the manufacture, distribution, use or sale of Product in the Territory, as they may be amended or supplemented from time to time. With respect to the United States, the Health Registration shall mean the NDA for the Product, as amended or supplemented from time to time.

      1.7 The term "IND" shall mean the application for an Investigational New Drug Exemption filed with the FDA with respect to the Product.

      1.8 The term "Manufacture" shall mean the manufacturing and quality control testing (including in-process, release,

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

and stability testing) of AD32 conducted in accordance with this Agreement.

      1.9 The term "Manufacturing Know-how" shall mean the Specifications, the CMC, and all other written information on AD32 manufacturing procedures and methods that Anthra may provide to Genchem Pharma or Sicor as of the effective date hereof or during the term hereof.

      1.10 The term "Material Change" shall mean any change to the materials, equipment or methods of production or testing used in the Manufacture of AD32 that has a significant impact on the critical quality attributes thereof, including without limitation the impurity profile and the physical properties thereof.

      1.11 The term "NDA" shall mean the New Drug Application to be filed with the FDA with respect to the Product.

      1.12 The term "Product" shall mean AD32, in finished dosage form.

      1.13 The term "Regulatory Authority" shall mean the applicable government regulatory authority in each country in the Territory involved in granting the Health Registrations for the Product. Such term includes, without limitation, the FDA and the Committee on Proprietary Medicinal Products of the European Community and any successor thereto.

      1.14 The term "Regulatory Guidelines and Requirements" shall mean the Guidelines for Bulk Pharmaceuticals and the current good manufacturing practices, in effect at the particular time, issued or required by the FDA and other Regulatory Authorities in the Territory for the methods to be used in, and the facilities and controls to be used for, the manufacture, processing, packing and holding of drug active ingredients.

      1.15 The term "Sicor Facility" shall mean Sicor's facility located at Via Terrazzano 77, I-20017 Rho (Milan), Italy (or such other Sicor facility as Genchem Pharma may designate subject to Anthra's prior written consent, which consent shall not be unreasonably withheld), including all Sicor's equipment, machinery and facilities at that location used in the Manufacturing and storage of AD32.

      1.16 The term "Specifications" shall mean the specifications and the quality control testing procedures for

*** CONFIDENTIAL TREATMENT REQUESTED.

AD32, as set forth in Exhibit A hereto, as amended from time to time pursuant to
Section 7.2 hereof.

      1.17 The term "Territory" shall mean the entire world.

      1.18 The term "Validation Batches" shall mean the batches of AD32 Manufactured by Sicor for use by Anthra in satisfying Product validation requirements in connection with applications for Health Registrations in the United States and the European Union.

      1.19 The term "Vinchem" shall mean Vinchem, Inc., a New York corporation with its principal place of business at 301 Main St., Chatham, New Jersey 07928.

                                   ARTICLE II
                          SUPPLY OF VALIDATION BATCHES

      2.1 Supply. Genchem Pharma shall cause Sicor to Manufacture and supply to Anthra, and Anthra shall purchase from Genchem Pharma, *** Validation Batches of AD32.

      2.2 Schedule. Genchem Pharma shall cause Sicor to complete the Manufacturing (including without limitation the quality control testing) and delivery to Anthra of all of the Validation Batches by June 30, 1997; provided, however, that Sicor shall not be required to conduct any stability testing with respect to the Validation Batches.

      2.3 Storage. Genchem Pharma shall cause Sicor to maintain, at its own expense, adequate and reasonably segregated storage accommodations for the Validation Batches to be held by Sicor pending delivery to a carrier in accordance with Section 2.4 hereof.

      2.4 Delivery. Delivery of each Validation Batch shall be made on ***. Each Validation Batch shall be shipped for final formulation to a facility in the United States to be mutually agreed by Anthra and Vinchem. *** Upon shipment of each Validation Batch, Genchem Pharma or its agent shall promptly invoice Anthra therefor, and shall include in such invoice a

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

certificate of analysis for the relevant Validation Batch(es).

      2.5 Warranty. Genchem Pharma warrants that, at the time of delivery of each Validation Batch, the Validation Batch will (i) have been Manufactured in accordance with the Regulatory Guidelines and Requirements and other laws, rules, regulations or requirements relating to validation batches applicable in the United States or the European Union, as the case may be, (ii) meet the Specifications, (iii) have been Manufactured in accordance with the applicable Manufacturing Know-how, and (iv) not be adulterated or misbranded under the Federal Food, Drug, and Cosmetic Act, as amended.

      2.6 Rejection. Genchem Pharma shall cause Sicor to include with each shipment of a Validation Batch to Anthra a certificate of analysis thereof. In the event that Anthra determines that any Validation Batch does not conform to the Specifications or the CMC, Anthra shall give Sicor notice of its rejection thereof (including a sample from the batch analyzed) within forty-five (45) days after receipt of such Validation Batch. Genchem Pharma shall cause Sicor to conduct an analysis of the sample within thirty (30) days after receipt of such notice. If Sicor confirms such non-conformity, Genchem Pharma shall cause Sicor to so notify Anthra, supply Anthra with a conforming shipment in the quantity specified for the non-conforming shipment, at Genchem Pharma's expense, and reimburse Anthra for any charge incurred by Anthra for shipping and/or storage, if applicable, of the non-conforming shipment, all within ninety (90) days after receipt of the notice of rejection from Anthra. If Sicor does not confirm such non-conformity, Genchem Pharma shall cause Sicor promptly to so notify Anthra, and the parties shall submit the disputed batch to an independent testing laboratory to be mutually agreed upon by the parties (the "Testing Laboratory"), for testing. The findings of the Testing Laboratory shall be binding on the parties, absent manifest error. The expenses of the Testing Laboratory shall be borne by Genchem Pharma if the testing confirms the non-conformity, and otherwise by Anthra. If the Testing Laboratory confirms the non-conformity, then Genchem Pharma shall cause Sicor to supply Anthra with a conforming shipment in the quantity specified for the non-conforming shipment, at Genchem Pharma's expense, and shall reimburse Anthra for any charges incurred by Anthra for shipping and/or storage, if applicable, of the non-conforming shipment, all within ninety (90) days after receipt of notice of the test results of the Testing Laboratory. Anthra shall return all non-conforming Validation Batches to Sicor, at Genchem Pharma's expense, upon the

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

written request of Genchem Pharma.

                                   ARTICLE III
                               FILINGS AND STUDIES

      3.1 Drug Master File. Sicor has prepared a Type II drug master file, as defined by FDA regulations and guidelines, for AD32 (the "Drug Master File")
***.

      3.2 Rights of Reference. Genchem Pharma shall cause Sicor to grant Anthra the right to reference the Drug Master File in the IND and the NDA and in analogous applications for clinical testing and Health Registrations outside the United States. Genchem Pharma agrees, promptly upon the written request of Anthra, to cause Sicor to file with the Regulatory Authorities designated by Anthra from time to time AD32 drug master files prepared in accordance with applicable local laws and regulations, and to provide Anthra with letters evidencing such right of reference.

      3.3 Studies. Genchem Pharma agrees to cause Sicor to conduct long-term stability studies ***, using a protocol acceptable to Anthra, and to provide Anthra with copies of the protocol and such stability data, promptly after each becomes available to Sicor, for use by Anthra in its filings with Regulatory Authorities. ***.

      3.4 Methods Validation. Genchem Pharma shall cause Sicor to validate Anthra's regulatory methods for ***, as set forth in the CMCs for the United States and the European Union, and shall cause Sicor to use such assays as the basis for all AD32 release and stability testing.

                                   ARTICLE IV
                            COMMERCIAL SUPPLY OF AD32

      4.1 Commercial Supply. Following the grant by the relevant Regulatory Authorities of all the Health Registrations required for the marketing and sale of the Product in one or more countries in the Territory, Genchem Pharma agrees to cause Sicor to Manufacture and supply AD32 to Anthra for each such country, on the terms and conditions set forth in this Article IV.


      4.2 Forecast and Firm Orders. ***

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


      4.3 Delivery. ***


      4.4 Schedule. Genchem Pharma shall cause Sicor to Manufacture and ship the AD32 according to the schedule set forth in Anthra's purchase orders.

      4.5 Delay and Failure to Supply. In the event that Genchem Pharma or Sicor, at any time during the term of this Agreement, shall have reason to believe that it will be unable timely to supply Anthra***.

      4.6 Rejection. In the event that Anthra determines that any batch of AD32 does not conform to the Specifications or the CMC, Anthra shall give Sicor notice of its rejection thereof (including a sample from the batch analyzed) within forty-five (45) days after receipt of such shipment of AD32. Genchem Pharma shall cause Sicor to conduct an analysis of the sample within thirty (30) days after receipt of such notice. If Sicor confirms such non-conformity, Genchem Pharma shall cause Sicor to so notify Anthra, supply Anthra with a conforming shipment in the quantity specified for the non-conforming shipment, at Genchem Pharma's expense, and reimburse Anthra for (i) any charges incurred by Anthra for shipping and/or storage, if applicable, of the non-conforming shipment, and (ii) any charges or penalties incurred by Anthra in connection with any resulting delay in delivery of Product to its licensees, all within ninety (90) days after receipt of the notice of rejection from Anthra. If Sicor does not confirm such non-conformity, Genchem Pharma shall cause Sicor to promptly so notify Anthra, and the parties shall submit the disputed batch to the Testing Laboratory for testing. The findings of the Testing Laboratory shall be binding on the parties, absent manifest error. The expenses of the Testing Laboratory shall be borne by Genchem Pharma if the testing confirms the non-conformity, and otherwise by Anthra. If the Testing Laboratory confirms the non-conformity, then Genchem Pharma shall cause Sicor to supply Anthra with a conforming shipment in the quantity specified for the non-conforming shipment, at Genchem Pharma's expense, and shall reimburse Anthra for (i) any charges incurred by Anthra for shipping and/or storage, if applicable, of the non-conforming shipment, and (ii) any charges or penalties incurred by Anthra in connection with any resulting delay in delivery of Product to its licensees, all within ninety (90) days after receipt of notice of the test results of the Testing Laboratory. Anthra shall return all non-conforming shipments of AD32 to Sicor, at Genchem Pharma's expense, upon the written request of Genchem Pharma.

      4.7 Warranty. Genchem Pharma warrants that, at the time of delivery of each shipment of AD32, such AD32 will (i) have

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

been Manufactured in accordance with Regulatory Guidelines and Requirements and all other laws, rules, regulations or requirements of the Regulatory Authority applicable in the country in which such AD32 will be Marketed and sold, (ii) meet the Specifications, (iii) have been Manufactured in accordance with the applicable Manufacturing Know-how, (iv) not be adulterated or misbranded under the Federal Food, Drug, and Cosmetic Act, as amended, and (v) be in good, usable and merchantable condition.

      4.8 Covenant. Anthra undertakes to purchase from Genchem Pharma ***.

                                    ARTICLE V
                                    PAYMENTS


      5.1 Price of Validation Batches. Anthra agrees to pay Genchem Pharma (or Genchem Pharma's designee) One Hundred Ninety Thousand Dollars (US $190,000) for each Validation Batch delivered to Anthra pursuant to this Agreement. Payment for each Validation Batch shall be made by wire transfer (to an account designated in writing by Genchem Pharma or its designee, as the case may be) in United States dollars, upon acceptance by Anthra of such Validation Batch; provided, however, that such Validation Batch shall be accepted or deemed accepted and Anthra shall make payment therefor not later than forty-five (45) days after receipt thereof, unless Anthra shall give Sicor notice of rejection thereof pursuant to Section 2.6 hereof within such period. In the event that Anthra shall give Sicor such notice, then Anthra shall make payment for such Validation Batch within thirty days after receipt by Anthra of notice, if any, from the Testing Laboratory that the Validation Batch is conforming.


      5.2 Price of Commercial Supply. The parties hereby agree that the price for commercial supply of AD32 shall be as set forth on ***. Payment for each shipment of AD32 shall be made by wire transfer (to an account designated in writing by Genchem Pharma or its designee, as the case may be) in United States dollars, upon acceptance by Anthra of such shipment; provided, however, that such shipment shall be accepted or deemed accepted and Anthra shall make payment therefor not later than forty-five (45) days after receipt thereof, unless Anthra shall give Sicor notice of rejection thereof pursuant to Section 4.6 hereof within such period. In the event that Anthra shall give Sicor such notice, then Anthra shall make payment for such shipment Batch within thirty days after receipt by Anthra of notice, if any, from the Testing

*** CONFIDENTIAL TREATMENT REQUESTED.

Laboratory that the shipment is conforming.

      5.3 Other Payments. The parties acknowledge that Anthra has paid Sicor
***.

      In consideration of Genchem Pharma's and Sicor's remaining obligations with respect to the Drug Master File, Anthra shall make the following payments to Genchem Pharma, by wire transfer (to an account designated in writing by Genchem Pharma) in United States dollars, upon the achievement of the milestones set forth below:

      ***

                                   ARTICLE VI
                           REGULATORY MATTERS; RECORDS

      6.1 Health Registrations. Anthra shall be responsible for the preparation of the CMCs to be included in the applicable Health Registrations with the applicable Regulatory Authorities. Anthra shall provide Sicor with a copy of those sections of the CMC applicable to Sicor in order to facilitate its Manufacture of AD32 in accordance with this Agreement and the Health Registrations. In the event that Anthra subsequently modifies the Health Registration(s) (or the CMC), it shall promptly notify Sicor and provide Sicor with copies of the supplements or amendments filed.

      6.2 Regulatory Assistance for Maintaining Filing. Genchem Pharma shall cause Sicor to provide Anthra with such information and assistance as Anthra may reasonably require for purposes of seeking and maintaining all necessary Health Registrations for the Product, the IND, and analogous applications for clinical testing of the Product outside the United States, including, without limitation, providing Anthra with all reports, authorizations, certificates, methodologies, specifications and other documentation in the possession or under the control of Genchem Pharma or Sicor relating to the Manufacture of AD32 (or any component thereof) needed for Anthra's filings. Anthra is hereby granted an irrevocable, worldwide, paid-up license to use, during the term of this Agreement and for such period thereafter as Anthra and its licensees may sell Product containing AD32 Manufactured by Sicor, all information, data or other intellectual property rights reflected in such documentation for the purpose of obtaining and maintaining such applications and registrations for the Product.

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

      6.3 Sicor Approvals. Except as otherwise specifically set forth herein, Genchem Pharma shall cause Sicor to obtain and maintain all governmental approvals of any kind whatsoever necessary to fulfill Genchem Pharma's and Sicor's obligations hereunder.

      6.4 Records and Inspection. Genchem Pharma shall cause Sicor to maintain all records necessary to comply with (i) all applicable laws, rules and regulations relating to the Manufacture of validation batches and supplies for preclinical and clinical studies for the United States and, if different, the country of manufacture of the Validation Batches, and (ii) all applicable laws, rules and regulations in the countries of sale of the Product made from AD32 manufactured by Sicor (as notified to Genchem Pharma by Anthra from time to time) and, if different, the country of manufacture of such AD32. Specifically, but without limitation, Genchem Pharma shall cause Sicor to maintain all records and samples relating to such AD32 as are reasonably necessary to comply with Regulatory Guidelines and Requirements and other regulatory requirements in such countries in the Territory. All such records shall be available for inspection, audit pursuant to Section 7.9 hereof, and copying (but only to the extent that copies of such records or parts thereof are required for the purposes of securing Health Registrations and ensuring compliance with Regulatory Guidelines and Requirements (and only to the extent that Sicor is not permitted to, or fails to, submit such records or parts thereof directly to the relevant Regulatory Authorities on behalf of Anthra), by Anthra and its representatives and agents upon reasonable request during normal business hours. Further, all such records shall be maintained for such period as may be required by law, rule or regulation. In any event, Genchem Pharma shall cause Sicor to retain all records relating to the manufacture, stability and quality control of AD32 supplied to Anthra for a period of not less than five (5) years, and prior to destruction of any such record, Genchem Pharma shall cause Sicor to give notice to Anthra, which shall have the right to request and retain such record.

      6.5 Retention of Samples. Genchem Pharma shall cause Sicor to retain a sufficient quantity of each batch of AD32 to perform at least full duplicate quality control testing. Retained repository samples shall be maintained in a suitable storage facility for a period of not less than *** after the date of Manufacture of each batch. All such samples shall be available for inspection and testing by Anthra upon reasonable

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

notice.

      6.6 Complaints or Adverse Experiences. In the event that Genchem Pharma or Sicor shall receive any complaints or reports of adverse drug events ("AEs") associated with AD32 or the Product, then Genchem Pharma shall, and shall cause Sicor to, notify Anthra within twenty-four (24) hours of the receipt thereof. Anthra shall have primary responsibility for fielding, investigating and responding to all Product complaints and AEs. Genchem Pharma shall cause the Pharmaceuticals Quality Assurance Department of Sicor to cooperate with Anthra, as appropriate and needed, to investigate such complaints or AEs and to provide such information or assistance as is reasonably requested by Anthra in order to support Anthra's compliance with AE, field alert and other reporting requirements imposed by the FDA. The parties shall each report monthly on the resolution of complaints. Genchem Pharma shall, and shall cause Sicor to, cooperate with Anthra in investigating and responding to Product complaints or AEs which are determined to result from AD32 Manufactured by Sicor, and shall report to Anthra on a monthly basis. In the event that the activities described in this paragraph result in, or may result in, extraordinary costs of investigation or testing (other than for those expenses which are solely manufacturing problems), Anthra and Genchem Pharma agree to negotiate whether to incur, and how to allocate, such costs.

      6.7 Debarment. Genchem Pharma represents and warrants that neither it nor Sicor has been debarred or is subject to debarment and that it and Sicor will not use in any capacity, in connection with the services to be performed under this Agreement, any person who has been debarred pursuant to section 306 of the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. ss. 335a, or who is the subject of a conviction described in such section. Genchem Pharma agrees immediately to inform Anthra in writing if it, or Sicor, or any person who is performing services hereunder on behalf of Genchem Pharma or Sicor is debarred or is the subject of a conviction described in section 306, or if any action, suit, claim, investigation, or legal or administrative proceeding is pending or, to the best knowledge of Genchem Pharma or Sicor, is threatened, relating to the debarment or conviction under such section 306 of Genchem Pharma, Sicor or any person performing services hereunder.

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

                                   ARTICLE VII
                                 QUALITY CONTROL

      7.1 Facility Compliance and Related Matters. Genchem Pharma shall cause Sicor to maintain the Sicor Facility in compliance with all applicable laws, rules and regulations relating to the Manufacture of the Validation Batches and AD32, including without limitation the Regulatory Guidelines and Requirements, and with the provisions of this Agreement, at all times during the term hereof. Genchem Pharma shall be responsible for all costs and expenses related to the compliance of the Sicor Facility with such laws, rules and regulations. The AD32 supplied to Anthra by Genchem Pharma pursuant to this Agreement shall be Manufactured at the Sicor Facility.

      7.2 Specifications Amendments. The Specifications and CMC shall be amended or supplemented to comply with Regulatory Guidelines and Requirements and may be amended or supplemented (including, without limitation, for the purpose of incorporating improvements) from time to time by Anthra with the prior written consent of Genchem Pharma, which shall not be unreasonably withheld.

      7.3 Quality Control Program. Genchem Pharma shall cause Sicor to maintain a quality control program consistent with the Regulatory Guidelines and Requirements, as required by the relevant Regulatory Authorities, which program, as amended or supplemented, Genchem Pharma shall cause Sicor to describe to Anthra in writing from time to time.

      7.4 Approval for Manufacturing Changes; Third Party Manufacturing. Genchem Pharma agrees to cause Sicor not to make any Material Change to the materials, equipment or methods of production or testing used in the Manufacture of AD32 to be supplied to Anthra (and no change therein that would require changes to any Health Registrations) without Anthra's prior written approval, which approval shall not be unreasonably withheld or delayed; provided, however, that Sicor may make any changes in manufacturing procedures required by Regulatory Guidelines and Requirements or other applicable law, rule or regulation with notice to Anthra but without such prior approval. Genchem Pharma agrees that it will not, under any circumstances, contract out, or permit Sicor to contract out, all or any part of the Manufacturing to a third party without prior written approval from Anthra, which approval shall not be unreasonably withheld. Anthra shall respond promptly to any request by Genchem Pharma or


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

Sicor for approval to subcontract.

      7.5 Standards. Genchem Pharma agrees that all AD32 supplied hereunder shall be Manufactured in accordance with the applicable Manufacturing Know-how, Regulatory Guidelines and Requirements, and the applicable CMC, and in compliance with all other national, supranational, state and local laws, rules, regulations and requirements applicable in the countries in which the Product containing such AD32 will be Marketed and sold and in effect at the time of the Manufacture thereof.

      7.6 Production Samples. Genchem Pharma shall cause Sicor to provide Anthra's Quality Control Department with such quantities of production samples of AD32 manufactured by Sicor and such copies of completed batch records, as are required for the purposes of securing Health Registrations and ensuring compliance with Regulatory Guidelines and Requirements (and only to the extent that Sicor is not permitted to, or fails to, submit such records directly to the relevant Regulatory Authorities on behalf of Anthra).

      7.7 Batch Failure. Genchem Pharma agrees to cause Sicor to notify Anthra within two (2) working days of discovery of any batch failure which could result in Sicor's inability to meet Anthra's requested delivery dates, or of learning of any failure of any batch of AD32 manufactured by Sicor for delivery to Anthra to meet standards set forth in the Manufacturing Know-how or the Specifications.


      7.8 Notification of Inspections. ***


      7.9 Inspection by Anthra. Anthra shall have the right during normal business hours (including, without limitation, during production runs after normal business hours if reasonably requested and in connection with production runs that commenced during the normal business hours) and with reasonable advance notice to visit the Sicor Facility *** for the purpose of observing the Manufacturing of AD32 to be supplied to Anthra hereunder, and to inspect for compliance with Regulatory Guidelines and Requirements and other applicable regulatory requirements. Notwithstanding the foregoing, Anthra shall have the right to visit the Sicor Facility with a reasonably frequency exceeding *** in the event of any serious Manufacturing difficulties, taking place or foreseen by Genchem Pharma or Sicor, which could result in Sicor's inability to meet Anthra's requested delivery dates for AD-32 supplied hereunder, or in the event of any serious


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

regulatory compliance difficulties.

      7.10 Environmental and Other Laws and Regulations. In carrying out its obligations under this Agreement, Genchem Pharma shall cause Sicor to comply with all applicable environmental and health and safety laws (current or as amended or added), and shall be solely responsible for determining how to carry out these obligations. Notwithstanding any other provision in this Agreement to the contrary, nothing provided to Genchem Pharma or Sicor by Anthra, by way of materials, specifications, processing information or otherwise, shall diminish Genchem Pharma's sole responsibility for compliance with this Section 7.10. Genchem Pharma also represents and warrants that it and Sicor have the appropriate skills, personnel, equipment, permits, or approvals necessary to perform their respective services under this Agreement in compliance with all applicable environmental and health and safety laws. Genchem Pharma shall immediately notify Anthra, in writing, of any circumstances, including the receipt of any notice, warning, citation, finding, report or service of process or the occurrence of any release, spill, upset, or discharge relating to the compliance by Genchem Pharma or Sicor with this Section 7.10 or which may impose environmental liability upon Genchem Pharma or Sicor and which relates to the Manufacture of AD32.

                                  ARTICLE VIII
                          INTELLECTUAL PROPERTY RIGHTS

      Except as otherwise expressly provided in this Article VIII, each party hereto shall own all right, title to and interest in any inventions, discoveries or innovations, whether patentable or not, that such party or its employees or contractors may make in performing such party's obligations hereunder ("Inventions"). Anthra hereby grants Genchem Pharma a royalty-free, non-exclusive license (with the right to sublicense to Sicor) to use the Manufacturing Know-how and any Inventions that Anthra may develop, for the sole purpose of performing Genchem Pharma's obligations hereunder.


                                       14

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

                                   ARTICLE IX
                              TERM AND TERMINATION

      9.1 Term. This Agreement shall take effect as of the date first above written and, unless earlier terminated pursuant to Section 9.2 hereof, shall expire upon the tenth anniversary of the grant of the first Health Registration of the Product, except if such first Health Registration has not been granted by the fifth anniversary hereof, in which case this Agreement shall expire upon such fifth anniversary. The parties shall consult not less than ninety (90) days prior to the scheduled date of expiration hereof for the purpose of discussing the possible extension of the term hereof.

      9.2 Termination for Material Default. Upon default by a party in the performance of any material obligation in this Agreement, the non-defaulting party may give notice in writing to the party in default and the defaulting party shall have sixty (60) days thereafter to cure the default. Except as qualified in the last sentence of this paragraph, if the defaulting party does not cure or institute measures to substantially cure such default within sixty
(60) days and diligently complete the cure within an additional sixty (60) days, the non-defaulting party may terminate this Agreement by providing notice of intent to terminate which shall take effect ten (10) days following the receipt by the defaulting party of such notice. Termination under this Article shall not relieve either party of any obligation existing upon the date of termination or relieve the defaulting party from liability for breach hereof.

      9.3 Effect of Termination. Expiration or termination of the Agreement shall not relieve the parties of any obligation accruing prior of such expiration or termination, and Sections 2.5, 3.2, 6.2, 6.4, 6.5, 7.8, 9.3, 13.3, and 13.8 hereof, and Articles VIII, XI and XII hereof, shall survive the expiration of the Agreement. Any expiration or early termination hereof shall be without prejudice to the rights of either party against the other accrued or accruing under this Agreement prior to termination.

      9.4 No Waiver. The failure of either party to terminate this Agreement by reason of the breach of any of its provisions by the other party shall not be construed as a waiver of the rights or remedies available for any subsequent breach of the terms and provisions hereof.


                                       15

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

                                    ARTICLE X
                                  FORCE MAJEURE

      Neither party shall be responsible for any failure to comply with the terms hereof where such failure is due to force majeure, which shall include, without limitation, fire, flood, explosion, strike, labor disputes, labor shortages, picketing, lockout, transportation embargo or failures or delays in transportation, strikes or labor disputes affecting supplies, or acts of God, civil riot or insurrection, acts of the government, or judicial action. Specifically excluded from this definition are those acts of any governmental agency, or judicial action, which could have been avoided by compliance with such laws or regulations, publicly available and reasonably expected to be known by either party. Upon the cessation of any cause operating to excuse performance of either party under this Article X, this Agreement shall continue in full force and effect unless or until otherwise terminated pursuant to this Agreement and each party shall endeavor to resume its performance hereunder as quickly as possible if such performance is delayed or interrupted by reason of any cause set forth herein.

                                   ARTICLE XI
                          INDEMNIFICATION AND INSURANCE

      11.1 Genchem Pharma's Indemnification Obligation. Genchem Pharma agrees to indemnify and hold Anthra, its agents and employees harmless from and against all claims, liabilities (including product liability), costs, damages, losses, judgments for damages or expenses (including reasonable attorney's fees) caused by, arising out of, or resulting from Genchem Pharma's or Sicor's performance of its obligations hereunder or from its failure to comply with this Agreement or any laws and regulations applicable to such performance, except to the extent caused by the negligence or willful misconduct of Anthra.

      11.2 Anthra's Indemnification Obligation. Anthra agrees to indemnify and hold Genchem Pharma, its agents and employees harmless from and against all claims, liabilities, costs, damages, losses, judgments for damages or expenses (including reasonable attorneys' fees) caused by, arising out of, or resulting from Anthra's performance of its obligations hereunder or from its failure to comply with this Agreement or any laws and regulations applicable to such performance, except to the extent caused by the negligence or willful


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

misconduct of Genchem Pharma or Sicor.

      11.3 Notice of Suit. The indemnified party agrees to give the indemnifying party prompt notice in writing of the institution of any suit for which the indemnified party intends to seek indemnification hereunder, and the indemnified party agrees to permit the indemnifying party to have control and conduct of the defense of such suit, and give the indemnifying party all needed information in the indemnified parties possession and all authority and assistance necessary to enable the indemnifying party to carry on the defense of such suit and any appeal from a judgment or decree rendered therein. The indemnifying party shall not settle or compromise any claim in any such suit or consent to entry of any judgment relating to any such claim if such settlement, compromise or judgment does not include the giving of a release of the indemnified party from the liabilities thereby claimed.

      11.4 Insurance. Genchem Pharma represents and warrants that during the term hereof, it shall maintain the insurance set forth below:


            (a) Comprehensive General Liability Insurance, including without limitation product liability insurance coverage with a minimum limit of Six Million Five Hundred Thousand Dollars (US $6,500,000) per claim, and such other coverage as is usual and customary in the pharmaceutical industry to obtain.


            (b) Such insurance shall be evidenced by a certificate of insurance, a copy of which shall be provided by Genchem Pharma to Anthra within thirty (30) days of execution of this Agreement. Genchem Pharma shall inform Anthra in writing at least thirty (30) days prior to cancellation or any material change of such insurance policy.

      11.5 Notice of Claims. Each party agrees to give the other prompt written notice of any claims made, including any claims asserted or made by any governmental authority having jurisdiction, for which the other might be liable under the foregoing indemnification together with the opportunity to defend, negotiate and settle such claims.

                                   ARTICLE XII
                                 CONFIDENTIALITY

      12.1 Confidentiality. Both Genchem Pharma and Anthra recognize that know-how of a party disclosed to the other party pursuant to this Agreement or developed by Sicor as a result of Manufacturing AD32 pursuant to this Agreement is of proprietary value and is to be considered highly confidential


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

("Proprietary Information"). Genchem Pharma and Anthra agree not to use (except in accordance with this Agreement) and not to disclose to any third party, any Proprietary Information except with the prior written consent of the other party, and Genchem Pharma shall cause Sicor not to use (except in accordance with this Agreement) and not to disclose to any third party, any Proprietary Information except with the prior written consent of Anthra. The foregoing obligations shall survive the expiration or termination hereof for a period of ten (10) years. These obligations shall not apply to Proprietary Information that:

            (a) is known by the receiving party at the time of its receipt, and not through a prior disclosure by the disclosing party, as documented by written records;

            (b) is at the time of disclosure or thereafter becomes published or otherwise part of the public domain without breach hereof by the receiving party;

            (c) is subsequently disclosed to the receiving party by a third party who has the right to make such disclosure;

            (d) is developed by the receiving party independently of Proprietary Information or other information received from the disclosing party and such independent development can be properly demonstrated by the receiving party;

            (e) is disclosed to governmental or other regulatory agencies in order to obtain patents or to gain approval to conduct clinical trials or to market Product, but such disclosure may be only to the extent reasonably necessary to obtain such patents or authorizations;

            (f) is necessary to be disclosed to sublicensees, agents, consultants, Affiliates and/or other third parties for the research and development, manufacturing and/or marketing of Product (or for such parties to determine their interest in performing such activities) in accordance with this Agreement on the condition that such third parties agree to be bound by the confidentiality obligations contained in this Agreement and that the term of confidentiality for such third parties shall be no less than the confidentiality term hereunder, but such disclosure may be only to the extent reasonably necessary for such purposes; or


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

            (g) is required to be disclosed by law or court order, provided that notice is promptly delivered to the other party in order to provide an opportunity to seek a protective order or other similar order with respect to such Proprietary Information, but such disclosure may be only to the extent reasonably necessary to comply with the request, whether or not a protective order or other similar order is obtained by the other party.

Nothing herein shall be interpreted to prohibit Anthra from publishing the results of its studies in accordance with industry practices.

      12.2 No Publicity. A party may not use the name of the other party in any publicity or advertising and, except as provided in Section 12.1 hereof, may not issue a press release or otherwise publicize or disclose any information related to this Agreement or the terms or conditions hereof, without the prior written consent of the other party. The parties shall agree on a form of initial press release that may be used by either party to describe this Agreement. Nothing in the foregoing, however, shall prohibit a party from making such disclosures to the extent deemed necessary under applicable federal or state securities laws or any rule or regulation of any nationally recognized securities exchange; in such event, however, the disclosing party shall use good faith efforts to consult with the other party prior to such disclosure and, where applicable, shall request confidential treatment to the extent available.

                                  ARTICLE XIII
                                  MISCELLANEOUS

      13.1 Trademarks and Trade Names. Anthra and Genchem Pharma hereby acknowledge that neither party has, and shall not acquire, any interest in any of the other party's trademarks or trade names appearing on the labels or packaging materials for the Product unless otherwise expressly agreed.

      13.2 Assignment. Neither this Agreement nor any or all of the rights and obligations of a party hereunder shall be assigned, delegated, sold, transferred, sublicensed (except as otherwise provided herein) or otherwise disposed of, by operation


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

of law or otherwise, to any third party other than an Affiliate of such party, without the prior written consent of the other party, and any attempted assignment, delegation, sale, transfer, sublicense or other disposition, by operation of law or otherwise, hereof or of any rights or obligations hereunder contrary to this Section 13.2 shall be a material breach hereof by the attempting party, and shall be void and without force or effect; provided, however, that either party may, without such consent, assign this Agreement and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its assets related to the division or the subject business, or in the event of its merger or consolidation or change in control or similar transaction; and provided further, that Anthra may, without such consent, assign this Agreement and its rights and obligations hereunder to any of its licensees. This Agreement shall be binding upon, and inure to the benefit of, each party, its Affiliates, and its permitted successors and assigns. Each party shall be responsible for the compliance by its Affiliates with the terms and conditions hereof.

      13.3 Governing Law. This Agreement shall be governed, interpreted and construed in accordance with the laws of the State of New York, without giving effect to conflict of law principles.

      13.4 Waiver. A waiver of any breach or any provision hereof shall not be construed as a continuing waiver of other breaches of the same or other provisions hereof.

      13.5 Independent Relationship. Nothing herein contained shall be deemed to create an employment, agency, joint venture or partnership relationship between the parties hereto or any of their agents or employees, or any other legal arrangement that would impose liability upon one party for the act or failure to act of the other party. Neither party shall have any power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other party, or to bind the other party in any respect whatsoever.

      13.6 Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States of America which may be imposed upon or related to Genchem Pharma or Anthra from time to time by the government of the United States of America. Furthermore, Anthra agrees not to export, directly or indirectly, any technical information acquired from Genchem Pharma under this Agreement or any products using such technical information to any country for which the United States government or any agency thereof at the time of export requires an export license or other governmental approval,


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

without first obtaining the written consent to do so from the Department of Commerce or other agency of the United States government when required by an applicable statute or regulation.

      13.7 Entire Agreement; Amendment. This Agreement, including the Exhibits hereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the parties hereto and supersedes and terminates all prior agreements and understandings between the parties with respect to the subject matter hereof. There are no covenants, promises, agreements, warranties, representations, conditions or understandings with respect to the subject matter hereof, either oral or written, between the parties other than as set forth herein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the parties unless reduced to writing and signed by an authorized officer of each party.

      13.8 Notices. Each notice required or permitted to be given or sent under this Agreement shall be given by facsimile transmission (with confirmation copy by registered first-class mail) or by registered or overnight courier (return receipt requested), to the parties at the addresses and facsimile numbers indicated below.

      If to Genchem Pharma, to:

            Genchem Pharma Ltd.
            9360 Towne Centre Drive
            San Diego, CA 92121
            Attention:  Mr. John W. Sayward
            Facsimile: 619-453-0095

      If to Vinchem, to:

            Vinchem, Inc.
            301 Main Street
            Chatham, N.J.  07928
            U.S.A.
            Facsimile:  1-201-635-1459

      If to Anthra, to:

            Anthra Pharmaceuticals, Inc.
            19 Carson Road
            Princeton, N.J. 08540


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

            U.S.A.
            Attention:  Michael C. Walker
            Facsimile:  1-609-924-3875

Any such notice shall be deemed to have been received on the earlier of the date actually received and the date five (5) days after the same was posted. Either party may change its address or its facsimile number by giving the other party written notice, delivered in accordance with this Section 13.8.

      13.9 Severability. If any provision hereof is declared invalid or unenforceable by a court having competent jurisdiction, it is mutually agreed that this Agreement shall endure except for the part declared invalid or unenforceable by order of such court. The parties shall consult and use their best efforts to agree upon a valid and enforceable provision which shall be a reasonable substitute for such invalid or unenforceable provision in light of the intent of this Agreement.

      13.10 Arbitration. Any disputes arising under this Agreement shall be resolved by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The proceedings shall be held in the English language in New York, New York. The parties shall appoint an arbitrator by mutual agreement. If the parties cannot agree of the appointment of an arbitrator within thirty (30) days after receipt of a demand for arbitration, each party shall appoint one arbitrator, and the two arbitrators shall appoint a third arbitrator. If the party-appointed arbitrators cannot agree on the third arbitrator, the third arbitrator shall be appointed by the American Arbitration Association. Any fees and expenses payable with respect to the arbitration shall be borne by the party losing the case. All arbitral rulings and awards shall be final and binding on the parties and shall be enforceable in accordance with the Convention on the Recognition and Enforcement of Foreign Arbitral Awards.

      13.11 Counterparts. This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of each of the parties hereto. This Agreement may be executed in any number of counterparts, each of which shall be an original as against either party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument.


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

      IN WITNESS WHEREOF, Anthra and Genchem Pharma have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

ANTHRA PHARMACEUTICALS, INC.        GENCHEM PHARMA LTD.


By: /s/ Michael C. Walker           By: /s/ Peter Macdonald
   -----------------------------       -----------------------------
Name: Michael C. Walker             Name: Peter Macdonald
Title: President                    Title: President

Gensia Sicor, Inc., the parent company of Genchem Pharma Ltd., hereby guarantees the performance by Genchem Pharma Ltd. of all of its obligations under this Agreement.

GENSIA SICOR, INC.


By: /s/ David Hale
   ------------------------------
Name: David Hale
Title: President & CEO


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